Exhibit 99.1

FOR FURTHER INFORMATION:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847.239.8812

FOR IMMEDIATE RELEASE

FRIDAY, OCTOBER 2, 2009

KAPSTONE PAPER AND PACKAGING CORPORATION ELECTS

BRIAN R. GAMACHE AND DAVID P. STORCH AS DIRECTORS

NORTHBROOK, IL – October 2, 2009 – KapStone Paper and Packaging Corporation (NASDAQ: KPPC) (“KapStone”) announced that on October 1, 2009 the Board of Directors elected Brian R. Gamache and David P. Storch as Directors of the Company. Mr. Gamache was elected as a Class A director with a term expiring in 2010, and Mr. Storch was elected as a Class C director with a term expiring in 2012. The newly elected directors will receive the standard compensation received by non-employee directors. The compensation arrangements are disclosed in the Company’s DEF 14 filed on April 15, 2009.

Mr. Gamache, age 50, serves as the Chairman of the Board and Chief Executive Officer of WMS Industries. Under Mr. Gamache’s leadership, WMS was named one of the fastest growing companies in the United States by Fortune. Additionally, the Wall Street Journal ranked WMS in the Top 20 publicly-traded companies in compound annual return over the past decade. Mr. Gamache serves as a board member of the American Gaming Association and a Trustee of Lake Forest Academy. He holds a degree in Business Administration from the University of Florida.

Mr. Storch, age 56, is the Chairman and Chief Executive Officer of AAR, a leading provider of diverse products and value-added services to the worldwide aviation/aerospace industry. Mr. Storch serves on the boards of The Executive Club of Chicago and the Chicago Urban League. He currently is a member of the Chicago 2016 Olympic Committee, the Economics Club of Chicago, the World Presidents’ Organization and the Wings Club. He holds a Bachelor of Arts Degree from Ithaca College.

Roger Stone, Chairman and Chief Executive Officer, announced, “We are fortunate to have both Mr. Storch and Mr. Gamache to join our Board of Directors. Their advice and counsel will be an asset to our Company.”

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products and linerboard. The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chipping mills in South Carolina. The business employs approximately 1550 people.

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